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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Ciber, Inc.:

        We consent to the use of our report dated February 6, 2004, except as to note 20, which is as of March 1, 2004, with respect to the consolidated balance sheets of CIBER, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report dated February 6, 2004, except as to note 20, which is as of March 1, 2004 refers to a change in accounting for intangible assets in 2002 and for business combinations in 2001.

/s/ KPMG LLP

Denver, Colorado
March 22, 2004

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Independent Auditors' Consent